Exhibit 10.8

FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is made and entered into as of the 23 day of April, 2015, by and between NOTTINGHAM HALL IC, LLC, a Georgia limited liability company (“Landlord”), and VIAMET PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

W I T N E S S E T H :

WHEREAS, Landlord and Tenant entered into that certain Lease Agreement dated May 16, 2012, as amended by that certain Commencement Date Agreement dated October 24, 2012 (collectively, as so amended and as amended by this Amendment, the “Lease”), for certain premises in the building known as Nottingham Hall and located at 4505 Emperor Boulevard, Durham, North Carolina 27703 (the “Building”), consisting of approximately 7,425 rentable square feet of space located on the 3rd floor of the Building and known as Suite 300, which premises are more particularly described in the Lease (the “Original Premises”);

WHEREAS, Tenant changed its name to Innocrin Pharmaceuticals, Inc. (“Innocrin”) on July 8, 2014 and Innocrin thereafter assigned the Lease to VPS-1, Inc., a Delaware corporation, pursuant to that certain Assignment and Assumption Agreement dated October 13, 2014;

WHEREAS, VPS-1, Inc. thereafter changed its name to Viamet Pharmaceuticals, Inc., a Delaware corporation, on October 16, 2014, being the current Tenant;

WHEREAS, Landlord has agreed to lease additional premises to Tenant and Tenant has agreed to lease from Landlord such additional premises; and

WHEREAS, Landlord and Tenant desire to evidence such expansion of the Original Premises and to amend certain other terms and conditions of the Lease by means of this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Lease is hereby amended and the parties hereto do hereby agree as follows:

1. Recitals; Capitalized Terms. The recitals set forth herein above are incorporated herein as if restated in their entireties. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Lease.

2. Expansion; Grant of Expansion Space. Effective as of that date (the “Expansion Date”) which is the earlier of (i) the date on which the Expansion Space is Substantially Complete, as defined in Exhibit C attached hereto, and ready for occupancy or (ii) the date Tenant occupies the Premises to conduct its business therein, Landlord agrees to lease to Tenant and Tenant agrees to lease from Landlord, for the entire Term, as may be further extended, and subject to and in accordance with the terms of the Lease, an additional 2,872 rentable square feet of space as shown on Exhibit A attached hereto and by this reference made a part hereof (the

“Expansion Space”). If Landlord is delayed in delivering possession of the Expansion Space due to any reason, including but not limited to the holdover or unlawful possession of such space by any third party, such delay shall not be a default by Landlord, render the Lease or this Amendment void or voidable, or otherwise render Landlord liable for damages; provided, however, if Landlord is unable to deliver the Expansion Space to Tenant by October 31, 2015 for reasons not caused by, or attributable to, Tenant Delay (as defined in Exhibit C attached hereto) or by a Force Majeure Delay (as defined in the Lease), Tenant may terminate this Amendment by giving notice to Landlord. As of the Expansion Date: (a) the Expansion Space shall be subject to all of the terms and conditions of the Lease, as amended herein, for the entire Term, as may be further extended, (b) all references in the Lease to the “Premises” shall be deemed to include the Original Premises and the Expansion Space; (c) the total rentable square feet of space leased pursuant to the Lease shall be 10,297 rentable square feet on the 3rd floor of the Building; and (d) the Premises, as so expanded, shall be collectively known as Suite 300. After the occurrence of the Expansion Date, Tenant and Landlord shall execute a certificate in the form attached hereto as Exhibit B stipulating and agreeing to, the Expansion Date.

3. Expansion Space Term. On the Expansion Date, the Expansion Space shall be added as part of the Premises for all purposes, except as set forth herein, including the payment of Additional Rent. The Term of the Lease with respect to the Expansion Space shall commence on the Expansion Date and shall be coterminous with the Term of the Lease for the Original Premises and shall therefore expire on March 31, 2020, unless sooner terminated or extended pursuant to the terms of the Lease.

4. Base Rent. From and after the Expansion Date, Base Rent with respect to the Premises, including the Expansion Space, shall be as follows:

Period	Base Rent Per Rentable Square Foot	Base Rent Annually	Base Rent Monthly

ED – 8/31/2016	$23.05	N/A	$19,778.82
9/1/2016 – 8/31/2017	$23.68	$243,832.92	$20,319.41
9/1/2017 – 8/31/2018	$24.33	$250,526.04	$20,877.17
9/1/2018 – 8/31/2019	$25.00	$257,424.96	$21,452.08
9/1/2019 – 3/31/2020	$25.69	$154,309.12 (7 months)	$22,044.16

5. Additional Rent/Taxes and Operating Expenses.

(a) Base Year. The Base Year with respect to the Expansion Space shall be calendar year 2015 for purposes of the payment by Tenant of Tenant’s Pro Rata Share of Operating Expenses.

(b) Tenant’s Pro Rata Share. All references in the Lease for purposes of determining Tenant’s Pro Rata Share of the Building shall include the Expansion Space for purposes of calculating such percentage. Including the Expansion Space, as of the Expansion Date, Tenant’s Pro Rata Share of the Building shall be 9.78%.

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6. Acceptance of Premises; Allowance. Subject to the terms of Exhibit C attached hereto and by this reference incorporated herein, Tenant hereby accepts the Premises, as expanded herein, in its “AS IS,” “WHERE IS” condition, and without any representations or warranties (express or implied) whatsoever, through the Term, as may be further extended, and hereby acknowledges and agrees Landlord shall have no obligation to construct any tenant improvements to the Premises, as expanded herein, and Landlord shall have no obligation to provide any tenant improvement allowance, credit, set-off, or other concession to Tenant.

7. Right of First Refusal. Subject to the existing rights of tenants in the Building as of the date hereof and so long as Tenant is then in occupancy of the entirety of the Premises, Landlord grants to Tenant the right (the “First Refusal Right”) to lease the First Refusal Space, as hereinafter defined, at any time during the Term, on and subject to the following terms and conditions. The First Refusal Right is not effective or exercisable by Tenant during the existence of a default by Tenant under this Lease beyond any applicable notice and cure period.

(a) The “First Refusal Space” shall mean 6,787 rentable square feet of space on the 3rd floor of the Building as shown on Exhibit D attached hereto that is the subject of a Third Party Offer, as defined below.

(b) Should Landlord receive from a prospective third party tenant an offer to lease the First Refusal Space or any premises within the Building containing all or a portion of the First Refusal Space that Landlord is willing to accept or should Landlord give a prospective tenant an offer to lease the First Refusal Space or any premises within the Building containing all or a portion of the First Refusal Space, which offer Landlord anticipates the prospective tenant will accept (the “Third Party Offer”), Landlord agrees promptly to so notify Tenant in writing of the relevant economic terms of the Third Party Offer. If the Third Party Offer contains space in addition to the First Refusal Space, if Tenant accepts the Third Party Offer, it shall be required to lease all of the space that is the subject of the Third Party Offer. Tenant shall have a period of five (5) business days after the date of the notice to Tenant within which to exercise the First Refusal Right (the “Acceptance Period”) by delivery to Landlord of written notice of its exercise on or before the last day of the Acceptance Period. If Tenant fails to duly and timely exercise the First Refusal Right, or elects not to exercise the First Refusal Right, the same shall lapse, and be of no further force or effect, and Landlord shall be free to lease the First Refusal Space.

(c) Within ten (10) days after the effective date of Tenant’s exercise of the First Refusal Right, Landlord and Tenant shall enter into an amendment to this Lease adding the First Refusal Space to the Premises, which amendment shall subject the First Refusal Space or any premises within the Building containing all or a portion of the First Refusal Space, which is contained in the Third Party Offer, to the terms and provisions of this Lease except that all of the material terms of the Third Party Offer, including the Base Rent, lease term, Base Year, rent abatement, and any improvement allowance relating to the First Refusal Space shall be as set forth in the Third Party Offer. Tenant shall accept the First Refusal Space in either its existing “as is” condition or as provided in the Third-Party Offer (including any improvement allowance provided for therein). Tenant’s improvements to the First Refusal Space or any premises within

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the Building containing all or a portion of the First Refusal Space which may be contained in the Third Party Offer shall be designed and installed in accordance with the parties’ agreement at the time this First Refusal Right is exercised.

(d) If Tenant fails to or elects not to exercise the First Refusal Right and the third party submitting the Third Party Offer does not lease the First Refusal Space, the First Refusal Space shall again become subject to the First Refusal Right herein contained as to any subsequent Third Party Offer submitted to Landlord.

(e) Tenant’s rights under this Paragraph 7 are and shall be subject and subordinate to the rights and options of tenants under other leases of portions of the Building and their successors or assigns, as such rights and options exist on the date hereof. Accordingly, Landlord shall not be obligated to give Tenant notice respecting a Third Party Offer prior to or in conjunction with the exercise of any such rights or options. Furthermore, Landlord shall have the right to enter into a lease of all or a portion of the First Refusal Space with a tenant or subtenant other than Tenant occupying such space on the date such space would otherwise become available for lease without this First Refusal Right being triggered and therefore without Landlord first being required to submit a notice respecting a Third Party Offer to Tenant, and such lease with any such occupant shall be superior to, but shall not have the effect of terminating, Tenant’s rights under this Paragraph 7. Tenant acknowledges that Landlord may make simultaneous offers to lease any portion of the First Refusal Space to Tenant and to any tenant holding such superior rights, and thus if the tenant holding such superior rights elects to accept such offer from Landlord, Landlord will not be bound by its offer to Tenant. Further, Landlord may enter into short term or temporary (i.e., not to exceed 1 year) leases or license agreements with new, prospective, or existing tenants for all or any portion of the First Refusal Space while such prospective or new tenant’s lease is being negotiated or permanent space is being constructed, or while such existing tenant’s space is being remodeled or reconstructed, without triggering this First Refusal Right and without being obligated to give Tenant a notice in connection therewith.

(f) The right granted to Tenant under this Paragraph 7 is personal to the named Tenant, and in the event of any assignment of this Lease or sublease by Tenant, this First Refusal Right to lease the First Refusal Space shall thenceforth be void and of no further force or effect.

8. Contingency. THIS AMENDMENT IS EXPRESSLY CONTINGENT UPON EXECUTION, ON OR BEFORE MAY 31, 2015 (THE “OUTSIDE AGREEMENT DATE”), OF AN AGREEMENT BETWEEN LANDLORD AND THE TENANT OCCUPYING THE EXPANSION SPACE AS OF THE DATE OF THIS AMENDMENT (THE “EXISTING TENANT”) RESPECTING THE RELOCATION OF THE EXISTING TENANT FROM THE EXPANSION SPACE (THE “RELOCATION AGREEMENT”). IF THE RELOCATION AGREEMENT IS NOT EXECUTED BY LANDLORD AND EXISTING TENANT ON OR BEFORE THE OUTSIDE AGREEMENT DATE, AT LANDLORD’S OPTION, THIS AMENDMENT SHALL BE NULL AND VOID AND OF NO FURTHER FORCE OR EFFECT, AND NEITHER TENANT NOR LANDLORD WILL HAVE ANY FURTHER OBLIGATIONS HEREUNDER. FOR THE AVOIDANCE OF DOUBT, IT IS ACKNOWLEDGED AND AGREED THAT IN SUCH EVENT, THE LEASE WILL CONTINUE IN FULL FORCE AND EFFECT WITH RESPECT TO THE ORIGINAL PREMISES AS THOUGH THIS AMENDMENT HAD NEVER BEEN ENTERED INTO.

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9. Brokers. Tenant represents and warrants to Landlord that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker other than CBRE, Inc., which represented Landlord, and Cassidy Turley Commercial Real Estate Services, Inc. d/b/a DTZ, which represented Tenant, in the negotiating and making of this Amendment, and Tenant agrees to indemnify and hold Landlord, its agents, employees, partners, directors, shareholders and independent contractors harmless from all liabilities, costs, demands, judgments, settlements, claims, and losses, including reasonable attorneys’ fees and costs, incurred by Landlord in conjunction with any such claim or claims of any other broker or brokers claiming to have interested Tenant in the Building, the Original Premises or the Expansion Space or claiming to have caused Tenant to enter into this Amendment.

10. No Defaults. Landlord and Tenant each hereby agree that, to the best of its knowledge, there are, as of the date hereof, regardless of the giving of notice or the passage of time, or both, no defaults or breaches on the part of Landlord or Tenant under the Lease.

11. Headings. The headings used herein are provided for convenience only and are not to be considered in construing this Amendment.

12. Entire Agreement. This Amendment represents the entire agreement between the parties with respect to the subject matter hereof. Landlord and Tenant agree that there are no collateral or oral agreements or understandings between them with respect to the Original Premises, the Expansion Space or the Building other than the Lease and this Amendment. This Amendment supersedes all prior negotiations, agreements, letters or other statements with respect to the matters addressed herein.

13. Binding Effect. This Amendment shall not be valid and binding on Landlord and Tenant unless and until it has been completely executed by and delivered to both parties.

14. Confirmation of Lease. Except as expressly amended and modified by this Amendment, the Lease shall otherwise remain unmodified and in full force and effect, the parties hereto hereby ratifying and confirming the same. To the extent of any inconsistency between the Lease and this Amendment, the terms of this Amendment shall control.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURES BEGIN ON THE FOLLOWING PAGE]

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IN WITNESS WHEREOF, the undersigned parties have duly executed this Amendment under seal as of the day and year first above written.

LANDLORD:

NOTTINGHAM HALL IC, LLC,
a Georgia limited liability company

By:	Brookdale Six REIT Inc., a Maryland corporation, its sole member

	By:	/s/ Fred Henritze

	Name:	Fred Henritze
	Title:	President

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

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[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

TENANT:

VIAMET PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Robert J. Schotzinger

Name:	Robert J. Schotzinger
Title:	CEO

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EXHIBIT A

EXPANSION SPACE OUTLINE AND SPACE PLAN

27' - 5"
11' - 5 3/4"
15' - 4 3/4"
OFFICE
CONFERENCE
OFFICE
OFFICE
EXEC OFFICE

VIAMET EXPANSION

STE 300
NOTTINGHAM THIRD FLOOR
2,872 RSF

01.07.15

CBRE | Raleigh
CB RICHARD ELLIS

A-1

EXHIBIT B

EXPANSION SPACE AGREEMENT

This Expansion Space Agreement (this “Agreement”) is made and entered into this      day of             , 2015, by and between NOTTINGHAM HALL IC, LLC, a Georgia limited liability company (“Landlord”), and VIAMET PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

WHEREAS, Landlord and Tenant entered into that certain Lease Agreement dated May 16, 2012, as amended by that certain Commencement Date Agreement dated October 24, 2012, as amended by that certain First Amendment to Lease Agreement (the “First Amendment”) dated as of             , 2015 (collectively, as so amended, the “Lease”), with respect to certain expansion space located in “Nottingham Hall” in Durham, Durham County, North Carolina, as such demised premises are more particularly described in the First Amendment.

WHEREAS, this Agreement is executed by Landlord and Tenant to confirm the Expansion Date and the Expiration Date, as those terms are defined in the Lease;

NOW, THEREFORE, for and in consideration of the demised premises and the mutual covenants expressed in the Lease, it is hereby agreed by Landlord and Tenant as follows:

1. The Expansion Space was Substantially Complete and the Expansion Date occurred on             , 2015. The Term of the Lease will expire on March 31, 2020 (the “Expiration Date”).

2. Other than as provided in paragraph 1 above, this Agreement shall not be deemed or construed to alter or amend the Lease in any manner.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Agreement to be executed as of the day and year first above written.

TENANT:

VIAMET PHARMACEUTICALS, INC., a Delaware corporation

By:	DO NOT SIGN – EXHIBIT ONLY
Name:
Title:

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

B-1

[SIGNATURES CONTINUED FROM PRECEDING PAGE]

LANDLORD:

NOTTINGHAM HALL IC, LLC, a Georgia limited liability company

By:	Brookdale Six REIT, Inc., a Maryland corporation, its sole member

	By:	DO NOT SIGN – EXHIBIT ONLY
Name:
Title:

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EXHIBIT C

WORK LETTER AGREEMENT

The following provisions shall govern the preparation and approval process for the drawings and specifications for the build-out and construction of the Expansion Space, which Landlord shall perform on a turn-key basis in accordance with the terms of this Exhibit C.

A. General Matters regarding Plans and Specifications. Landlord has caused its architect, Little Architects (“Landlord’s Architect”), to prepare the preliminary plans and specifications for the Leasehold Improvements, as defined below (the “Space Plan”), which has been approved by the parties and is attached hereto as Exhibit A and shall be used by Landlord’s Architect to complete the construction drawings (the “Construction Drawings”), which Construction Drawings will be subject to the review and approval of Landlord and Tenant. The Construction Drawings will be provided to the general contractor selected for the construction (the “Contractor”). Based upon such Construction Drawings, the final pricing for the build-out (the “Final Pricing”) will be prepared by the Contractor and will be subject to the mutual approval of Landlord and Tenant.

B. Construction. Landlord shall cause Contractor to construct the improvements in and to the Expansion Space (the “Leasehold Improvements”) in accordance with and based on the Construction Drawings and Final Pricing, such work by Landlord being referred to herein as “Landlord Work”. All Leasehold Improvements to the Expansion Space shall be performed during customary construction work hours so as not to incur overtime charges. Landlord hereby agrees that Landlord shall deliver possession of the Expansion Space to Tenant upon Substantial Completion (as defined below) of the Leasehold Improvements in and to the Expansion Space, which is anticipated to be on or about August 1, 2015 (the “Anticipated Delivery Date”). All of the Leasehold Improvements shall be constructed by the Contractor in accordance with the Construction Drawings at Landlord’s expense, subject to paragraph D, below. Tenant acknowledges that its cooperation is crucial to Landlord’s completing the Leasehold Improvements to the Expansion Space by the Anticipated Delivery Date. Accordingly, Tenant covenants that whenever information or approval is requested by Landlord, the Construction Manager, as defined below, or the Contractor in connection with the build-out of the Leasehold Improvements to the Expansion Space, Tenant will use commercially reasonable efforts to respond directly to the Construction Manager within three (3) business days from Tenant’s receipt of Landlord’s request for such information or approval. Should Tenant’s failure to respond directly to the Construction Manager in a timely manner result in an actual delay in the Substantial Completion of the Leasehold Improvements, such delay shall be deemed a “Tenant Delay” (as further defined in Paragraph H. below).

C. Construction Manager. Tri Properties Construction Services, LLC shall serve as construction manager (the “Construction Manager”). The Construction Manager shall, on behalf of Landlord and Tenant, supervise the construction of the Premises. The Construction Manager shall not be responsible for any costs incurred by Tenant which results from any communication or direction given directly by Tenant to the Contractor. The Construction Manager shall be paid a fee of five percent (5%) of the total construction costs, which construction management fee has been included in the Final Pricing.

D. Changes to Construction Drawings. Tenant shall have the right to request changes in or to the Construction Drawings so long as such request is in writing and is provided to both the Construction Manager and Landlord (and not to Landlord’s Architect or Contractor). After approval by the Construction Manager and Landlord, any such change shall be made by Landlord’s Architect. No change shall be permitted without the prior written consent of Landlord which as to nonstructural changes which do not affect building systems, shall not be unreasonably withheld or delayed. Further, if changes are made by Tenant to the Construction Drawings after Landlord’s and Tenant’s approval thereof, and should these changes to the Construction Drawings cause the Final Pricing to be increased or cause Landlord to postpone Substantial Completion of the space or delay the Expansion Date, then Landlord shall have the right to refuse to permit the making of such changes unless and until Tenant shall have committed in writing, in a manner reasonably satisfactory to Landlord, to pay to Landlord (i) the extra cost in excess of the Final Pricing and (ii) on the date Rent would have commenced hereunder in the absence of such delay, a sum of money equivalent to the Rent for the Premises for the period during which Tenant would have been obligated to pay Rent to Landlord had not the Expansion Date been so delayed with such delay being considered a “Tenant Delay” hereunder. Tenant shall pay to Landlord within ten (10) days of such final approval, one hundred percent (100%) of such additional costs. Furthermore, if Tenant’s changes to the Construction Drawings will cause Landlord to postpone Substantial Completion of the Leasehold Improvements and Landlord is able to determine such fact at the time such change is requested by Tenant, then Landlord agrees to notify Tenant of such delay at the time Tenant requests such change and Tenant will be entitled within three (3) days of such notice to withdraw its request. Any costs incurred by Landlord in making a change which is later withdrawn by Tenant shall be promptly reimbursed by Tenant to Landlord.

E. Tenant Work. Notwithstanding anything to the contrary in this Exhibit C, Tenant shall be responsible for all work, construction and installation in the Expansion Space which is not designated as Landlord Work (including, but not limited to, all fixtures, furniture, equipment and other office installations). Such work shall be referred to as “Tenant Work,” and shall be at Tenant’s sole cost and expense. The Tenant Work shall be considered an alteration for purposes of the Lease, as herein amended, and shall be subject to, among others, the provisions of Sections 6.1(b)-(d) and 6.4 thereof. Prior to commencing the Tenant Work, Tenant shall submit drawings and specifications for the Tenant Work to Landlord, showing all aspects of such work, to Landlord for Landlord’s review and approval.

F. Permits, Certificate of Occupancy. Except as provided below, Landlord shall obtain all necessary permits in connection with the Landlord Work. On or before the date Landlord tenders delivery of the Expansion Space to Tenant, Landlord agrees to obtain all final inspection approvals which are required for Landlord to deliver the Expansion Space to Tenant with the Landlord Work completed, and that can be obtained by Landlord prior to Tenant installing its fixtures, furniture and equipment. Tenant shall be responsible for applying for and obtaining all permits required for Tenant to perform the Tenant Work.

G. Notice. Tenant shall, by notice to Landlord in writing, designate a single individual who Tenant agrees shall be available to meet and consult with Landlord or the Construction Manager at the Expansion Space as Tenant’s representative respecting the matters which are the subject of this Exhibit and who, as between Landlord and Tenant, shall have the power to legally bind Tenant, in making requests for changes, giving approval of plans, costs, or work, giving directions to Landlord or the like, under this Exhibit C.

H. Substantial Completion; Tenant Delay. For purposes of the Lease, as herein amended, “Substantially Complete” or “Substantial Completion” means full completion, except for minor punch list items or insubstantial details of construction, decoration or installation and shall be deemed to occur on the earlier of (i) the issuance of a temporary certificate of occupancy, (ii) a final certificate of occupancy, (iii) Tenant’s occupancy of the Expansion Space for the conduct of Tenant’s business, as set forth in Section 2.3 of the Lease, or (iv) the date that Substantial Completion would have occurred but for the occurrence of a Tenant Delay. Landlord shall use commercially reasonable efforts to give Tenant prior notice of the date the Expansion Space will be Substantially Complete. “Tenant Delay” shall mean (i) a delay resulting from any direction by Tenant that Landlord suspend work or otherwise hold up construction of any portion of the Leasehold Improvements to the Expansion Space because of a possible change to be initiated by Tenant or for any other reason directed by Tenant; (ii) delays which result directly or indirectly from Tenant’s requested changes in the Construction Drawings or Leasehold Improvements relating to the Expansion Space; (iii) any delay caused by any “long-lead time” previously identified by Landlord, if possible, Leasehold Improvement item (e.g. millwork) which cannot be fabricated, delivered to the job, and completely installed within the same time frame as the remainder of the Leasehold Improvements shown on the Construction Drawings; (iv) any delay resulting from the performance by Tenant of the Tenant Work; or (v) any other action or inaction of Tenant that directly or indirectly delays Landlord (or Landlord’s contractor) in completing the Leasehold Improvements to the Expansion Space.

I. No Liability. Notwithstanding the review and approval by Landlord of the Construction Drawings, Landlord shall have no responsibility or liability in regard to the safety, sufficiency, adequacy or legality thereof and Tenant shall look solely to the party preparing same as the party responsible for ensuring that such Construction Drawings (and Leasehold Improvements constructed as a result thereof) are in compliance with all applicable laws and regulations, the architectural completeness and sufficiency thereof and other matters relating thereto and Landlord shall have no liability therefor.

J. Definition. For the purposes of this Lease, “Building Standard” shall mean the quantity and quality of materials, finishing and workmanship specified by Landlord from time to time as standard for the Building.

EXHIBIT D

FIRST REFUSAL SPACE

D-1